EXHIBIT 5.1
[Letterhead of]
CRAVATH, SWAINE & MOORE LLP
[New York Office]
February 20, 2007
First Solar, Inc.
10,856,607 Shares of Common Stock
Ladies and Gentlemen:
          We have acted as counsel for First Solar, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to 10,856,607 shares (the “Shares”) of Common Stock, par value $0.001 per share, of the Company issuable pursuant to the First Solar, Inc. 2006 Omnibus Incentive Compensation Plan and the First Solar Holdings, LLC 2003 Unit Option Plan (collectively, “the Plans”).
          In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including: (a) the Amended and Restated Certificate of Incorporation of the Company; (b) the Amended and Restated By-laws of the Company; (c) certain resolutions adopted by the board of directors of the Company; and (d) the Plans.
          Based on the foregoing and subject to the qualifications set forth herein, we are of opinion that the Shares have been duly and validly authorized, and when, and if, issued pursuant to the terms of the Plans were, or will be, validly issued, fully paid and nonassessable.
          We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America.

          We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,
/s/ Cravath, Swaine & Moore LLP
First Solar, Inc.
     4050 East Cotton Center Boulevard
       Building 6, Suite 68
          Phoenix, AZ 85040